Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Limited Brands, Inc. and, with respect to Registration Statements on Form S-3, in the related Prospectuses:

Registration Statement (Form S-3ASR No. 333-146420)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407);

of our reports dated March 28, 2008, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Limited Brands, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended February 2, 2008.

/s/ Ernst & Young LLP

Columbus, Ohio

March 28, 2008